Exhibit 99.1

     Tripath Technology Inc. Reports Second Quarter 2004 Financial Results;
                 Announced design wins with Changhong and Denon

     SAN JOSE, Calif.--(BUSINESS WIRE)--Aug. 5, 2004--Tripath Technology Inc. (Nasdaq:TRPH), creators of Digital Power Processing (DPP(R)) and Class-T(R) advanced 1-bit Digital Amplifiers, today reported financial results for its second quarter of fiscal year 2004.
     Revenues for the second quarter ended June 30, 2004 were $4.4 million, an increase of 5% over revenues of $4.2 million for the first quarter of fiscal 2004 and an increase of 42% over revenues of $3.1 million for the second quarter of fiscal 2003.
     The net loss for the second quarter of fiscal year 2004 was $1.9 million or $(0.04) per share, compared to a net loss of $1.8 million, or $(0.04) per share for the first quarter of fiscal year 2004, and a net loss of $1.8 million or $(0.04) per share for the second quarter of fiscal year 2003.
     "We are somewhat pleased with our operating performance during the second quarter," said Dr. Adya Tripathi, Chairman, President and CEO of Tripath. Dr. Tripathi added, "We achieved 5% sequential revenue growth over the previous quarter."
     Dr. Tripathi commented, "Demand for our products in the communications (DSL line driver) and in the home entertainment system market segments were much stronger during the second quarter of 2004 than our expectations. These segments represented approximately 20% and 25% of revenues in the June quarter, respectively, compared to 9% and 2% of revenues, respectively, during the March 2004 quarter. Sales of our products in the flat panel TV segment during the second quarter remained strong and represented approximately 52% of revenues, compared with 51% during the first quarter. Unfortunately, shipments in the gaming market segment were lower than what we previously expected, due to customers' concerns about new government regulations over gaming in Japan. These concerns have been alleviated and we are now receiving sales orders again."
     "We are also very pleased with our progress in securing a number of major design wins during the second quarter, including design wins with Changhong and Denon," continued Dr. Tripathi. "We believe that the design win with Changhong is significant from the standpoint of providing us with additional entry into the China flat panel TV market. Changhong is one of the leading companies in the China plasma and LCD TV market. Along with our design win with TCL, which we announced during the first quarter, we are now achieving good traction in the China flat panel TV market."
     Dr. Tripathi also commented, "We also recently announced the introduction of a new amplifier device (TAA2008) for the flat panel TV market. While we have experienced some increased price competition in this market, we still remain the performance leader. We believe the TAA2008 is a reliable solution for a great price and are optimistic that this will be a successful product for us in the flat panel TV market which is widely recognized as one of the fastest growing markets in consumer electronics."

     Highlights For the Second Quarter Include:

     Design Wins and New Product Announcements:

     --   Announced design win in Changhong's latest line of LCD and PDP TVs.

     --   Announced design win in Denon's new sub-woofer, DSW-55XG.

     -- Introduced new amplifier device (TAA2008) for the flat panel TV market.

     Financial:

     --   Achieved 5% sequential revenue growth over Q1-04.

     --   Gross margins decreased from 29% (Q1-04) to 27% (Q2-04).

     --   Operating expenses remained flat at $3.0 million compared with Q1-04.

     -- Net Cash Used In Operating Activities increased from $2.5 million (Q1-04) to $3.6 million (Q2-04) due to working capital needs.

     -- Accounts Receivable Days Sales Outstanding (DSO) decreased from 59 days (Q1-04) to 57 days (Q2-04).

     -- $5.5 million cash balance at June 30, 2004 vs. $9.6 million at December 31, 2003.

     -- Tripath filed a shelf registration statement (Form S-3) registering up to $60 million in securities.

     --   Tripath added to Russell 3000(R) Index and Russell 2000(R) Index.

     Second Quarter Conference Call

     Tripath Technology Inc. will hold a conference call on August 5th at 1:30 PM (PDT) to discuss the financial results for the second quarter of fiscal year 2004. Analysts and investors are invited to participate on the call by dialing 1-(800)-510-9691 (Domestic) and (617)-614-3453 (International) and entering the pass code 36619544. Additionally, investors may take advantage of a live web cast of the call available through the investor relation's section of Tripath's website at www.tripath.com or via CCBN at www.fulldisclosure.com. Investors can access the call via CCBN's password-protected event management site, StreetEvents, www.streetevents.com.
     The conference call replay will be available on the investor relations section of Tripath's website at www.tripath.com after 6:30 PM (PDT) on August 5th and will remain available until the release of the Company's third quarter financial results. The replay number is 1-(888)-286-8010 (Domestic) and
(617)-801-6888 (International). The access number for the replay will be 56244051.

     About Tripath Technology Inc.

     Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which combines modern advances in digital signal processing and power processing. Tripath's current customers include consumer electronic and computer companies, such as Denon, Eizo, Hitachi, JVC, Onkyo, Sanyo, Sampo, Samsung, Sharp, Sony, TCL and Toshiba, as well as DSL communications equipment providers, such as Alcatel, who use Tripath's power efficient line drivers for central office applications. For more information please visit Tripath's web site at www.tripath.com

     Safe Harbor Statement

     Certain statements in this release concerning Tripath's future financial and operating performance, demand for Tripath products, and Tripath's competitive position are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward looking statements. Tripath's ability to grow depends on many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials. Also, the availability and pricing of competing products and technologies would effect sales and pricing of Tripath's products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products including, but not limited to the recently announced low cost "Godzilla" products, which are based on a new design architecture. Tripath may not be able to specify, develop or acquire, complete, introduce, market and transition new products, including the new "Godzilla" based products, and technologies to volume production in a timely manner. Further information regarding these and other risks and uncertainties is included in Tripath's United States Securities and Exchange Commission filings, in particular, Tripath's annual report on Form 10-K and quarterly report on Form 10-Q. Tripath assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.


                             TRIPATH TECHNOLOGY INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                             June 30,     December 31,
                                                2004             2003
                                             --------     ------------
 ASSETS
 Current assets:
     Cash, cash equivalents and restricted
      cash                                     $   5,485    $   9,612
     Accounts receivable, net                      2,746        2,041
     Inventories                                   7,576        5,574
     Prepaid expenses and other current
      assets                                         167          263
                                               ---------    ---------
           Total current assets                   15,974       17,490

 Property and equipment, net                       1,761        1,897
 Other assets                                        117           81
                                               ---------    ---------
                Total assets                   $  17,852    $  19,468
                                                =========   =========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
     Accounts payable                          $   3,831    $   4,069
     Current portion of capital lease
      obligations                                    531          496
     Current portion of deferred rent                256           24
     Accrued expenses                                690          602
     Deferred distributor revenue                    767        1,125
                                               ---------    ---------
           Total current liabilities               6,075        6,316

 Long term liabilities:                              795        1,232
                                                ---------   ---------
           Total liabilities                       6,870        7,548
                                                ---------   ---------

 Stockholders' equity:
     Common stock                                     47           45
     Additional paid-in capital                  194,304      191,656
     Deferred stock-based compensation              (135)        (217)
     Accumulated deficit                        (183,234)    (179,564)

                                               ---------    ---------
           Total stockholders' equity             10,982       11,920
                                               ---------    ---------
                Total liabilities and
                 stockholders' equity          $  17,852    $  19,468
                                                =========    =========



                             TRIPATH TECHNOLOGY INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                             Three Months Ended      Six Months Ended
                             -------------------   -------------------
                                  June 30,              June 30,
                             -------------------   -------------------
                                2004       2003       2004       2003
                              -------    -------    -------    -------

 Revenue                     $ 4,407    $ 3,139    $ 8,573    $ 6,091
 Cost of revenue               3,222      2,220      6,194      4,427
                              -------    -------    -------    -------
 Gross profit                  1,185        919      2,379      1,664
                              -------    -------    -------    -------

 Operating expenses:
   Research and development    1,876      1,625      3,594      3,603
   Selling, general and
    administrative             1,154      1,113      2,423      2,359
                              -------    -------    -------    -------
       Total operating
        expenses               3,030      2,738      6,017      5,962
                              -------    -------    -------    -------

 Loss from operations         (1,845)    (1,819)    (3,638)    (4,298)
 Net interest and other
  income(expense)                (40)         3        (32)         5
                              -------    -------    -------    -------
 Net loss                    $(1,885)   $(1,816)   $(3,670)   $(4,293)
                              =======    =======    =======    =======

 Basic and diluted net loss
  per share                  $ (0.04)   $ (0.04)   $ (0.08)   $ (0.10)
                              =======    =======    =======    =======

 Weighted average number of
  common shares used to
  compute basic and diluted
  net loss per share          45,878     42,631     45,752     41,999
                              =======    =======    =======    =======


     CONTACT: Tripath Technology Inc.
              David P. Eichler, 408-750-6801 (VP, Finance & CFO) deichler@tripath.com